Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included in Spring Valley Acquisition Corp. III, as supplemented (the “Proxy Statement/Prospectus”), forming part of the Registration Statement on Form F-4 of the Company, as amended (File No. 333-293688) (the “Registration Statement”) and non-offering long form prospectus dated June 4, 2026 (together with the Proxy Statement/Prospectus, the “Prospectus”). All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 present the combination of the financial information of Spring Valley Acquisition Corp. III (“Spring Valley”), and General Fusion Inc. (“General Fusion”), after giving effect to the Business Combination. The pro forma unaudited condensed combined balance sheet also gives effect to the SAFE Financing and other adjustments prior to the Amalgamation (the “Pre-Amalgamation Transactions”) described in the accompanying notes. Subsequent to the Business Combination, Spring Valley and General Fusion are collectively referred to herein as New General Fusion (“New GF” or “New General Fusion”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the audited historical consolidated balance sheet of General Fusion as of December 31, 2025 with the audited historical balance sheet of Spring Valley as of December 31, 2025 giving effect to the Business Combination and the Pre-Amalgamation Transactions as if they had been consummated on December 31, 2025. As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1710:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 44,397,648 New GF Subordinate Voting Shares, 7,294,729 New GF SVS Options and 11,807,664 New GF SVS Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 includes General Fusion’s results of operations for the year ended December 31, 2025, and Spring Valley’s results of operations for the period from March 12, 2025 (incorporation) to December 31, 2025, giving effect to the Business Combination and the Pre-Amalgamation Transactions as if they had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical financial statements of Spring Valley and General Fusion and the notes thereto, as well as the disclosures contained in the sections titled “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New General Fusion’s financial condition or results of operations would have been had the Business Combination and the Pre-Amalgamation Transactions occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New General Fusion. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2025

(in thousands, except share and per share data)

	General Fusion	Spring Valley	Transaction Accounting and Pre-Amalgamation Adjustments	Note	Pro Forma Combined (Consolidated)
ASSETS
Current assets
Cash and cash equivalents	49,125	750	202	(a)	169,626
			107,675	(b)
			(4,500)	(b)
			350	(c)
			(1,100)	(c)
			(5,500)	(e)
			232,810	(n)
			(770)	(o)
			(216,814)	(u)
			3,600	(t)
			3,798	(v)
Restricted cash	667				667
Other receivables	315				315
Prepaid expenses and other	908	101			1,009
Total current assets	51,015	851	119,751		171,617
Property and equipment, net	6,424	-			6,424
Right-of-use assets	2,918	-			2,918
Other assets	37				37
Long-term prepaid insurance	-	48			48
Investments held in Trust Account	-	232,810	(232,810)	(n)	-
Total assets	60,394	233,709	(113,059)		181,044

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	5,133	27			5,160
Advance from related party	-	1			1
Lease liabilities	454				454
SRF contribution liability	28,369		3,600	(t)	31,969
Warrant liability	-		35,449	(b)	35,449
SAFE liabilities	44,340		219	(a)	-
			(44,559)	(h)
Accrued offering costs	-	75			75
Total current liabilities	78,296	103	(5,291)		73,108
Lease liabilities	4,233				4,233
Share-based compensation	15,545		(15,106)	(l)	439
SAFE warrants	13,171		46	(a)	-
			(13,217)	(j)
Deferred underwriting fee	-	9,200	(9,200)	(o)	-
Earnout liability	-		63,429	(i)	63,429
Earnout warrant liability	-		16,223	(k)	16,223
Earnout option liability	-		3,320	(m)	3,320
Total liabilities	111,245	9,303	40,204		160,752

Redeemable shares
Class A ordinary shares subject to possible redemption		232,669	(19,794)	(r)	-
			(212,875)	(u)
Redeemable convertible preferred shares	122,953		2,641	(g)	-
			(125,594)	(f)
Redeemable convertible PIPE preferred shares			69,226	(b)	106,256
			(17,420)	(c)
			54,450	(d)

Shareholders' deficiency
Common shares	146,525		26,320	(c)	365,406
			(1,100)	(c)
			125,594	(g)
			48,272	(h)
			19,795	(r)
Class B ordinary shares		1	(1)	(q)	-
Class A shares			1	(q)	-
			(1)	(r)
Additional paid-in capital	18,327	-	(54,450)	(d)	-
			(63,429)	(e)
			(16,223)	(i)
			(3,320)	(j)
			(1,700)	(k)
			13,767	(l)
			15,106	(m)
			(8,264)	(p)
			(3,939)	(u)
			104,125	(s)
Accumulated other comprehensive loss	(6,704)				(6,704)
Accumulated deficit	(331,952)	(8,264)	(63)	(a)	(444,666)
			(3,713)	(h)
			(550)	(j)
			(1,500)	(b)
			(8,550)	(c)
			(3,800)	(e)
			(2,641)	(f)
			12,228	(o, v)
			8,264	(p)
			(104,125)
Total shareholders’ deficiency	(173,804)	(8,263)	96,103		(85,964)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficiency	60,394	233,709	(113,059)		181,044

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	General Fusion	Spring Valley	Transaction Accounting Adjustments	Note	Pro Forma Combined (Consolidated)
Research and development	18,365		(1,873)	6(bb)	16,492
Business development, marketing, communications and government relations	3,502		(82)	6(bb)	3,420
General and administrative	13,372	450	(3,402)	6(bb)	10,420
Professional fees	-	-	5,300	6(dd)	5,300
Depreciation and amortization	2,882				2,882
Government assistance	(5,921)				(5,921)
Operating loss	32,200	450	(57)		32,593
Interest expense	1,127				1,127
Interest income and other income	(1,445)				(1,445)
Financing costs	3,693				3,693
Interest earned on investments held in Trust Account	-	(2,810)	2,810	6(aa)	-
Loss on the revaluation of SRF contribution liabilities	7,313				7,313
Gain on the revaluation of convertible notes	(22,036)				(22,036)
Loss on the revaluation of SAFE liabilities	10,133		(10,133)	6(cc)	-
Foreign exchange loss	321				321
Gain on disposal of assets	(10)				(10)
Net loss (income) before income taxes	31,296	(2,360)	(7,380)		21,556
Income tax expense
Current	2				2
Deferred	72				72
Net loss (income) for the period	31,370	(2,360)	(7,380)		21,630
Redeemable convertible PIPE preferred share dividends paid-in-kind			13,309	7	13,309
Redeemable convertible PIPE preferred share deemed dividend			57,091	7	57,091
Net loss (income) attributable to common shareholders	31,370	(2,360)	63,020		92,030
Net loss (income) per share, basic	$5.40	$(0.15)		7	$2.69
Net loss (income) per share, diluted	$5.40	$(0.14)		7	$3.07
Weighted average number of shares outstanding, basic	6,209,121	16,217,687		7	34,273,791
Weighted average number of shares outstanding, diluted	6,209,121	16,442,177		7	36,831,375

See accompanying notes to the unaudited pro forma condensed combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transactions

On January 21, 2026, Spring Valley, General Fusion, and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”), entered into the Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained in the Business Combination Agreement, and the Plan of Arrangement, (i) prior to the closing of the arrangement pursuant to the Plan of Arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “BCBCA”), Spring Valley shall transfer by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the BCBCA, and in connection therewith, will change its corporate name to “General Fusion Group Ltd.” also referred to herein as “New General Fusion” or “New GF” (the “Continuation”), and (ii) promptly following the Continuation, the closing of the Arrangement will occur (the “Closing” and such date on which the Closing occurs, the “Closing Date”), in connection with which, among other things, NewCo will amalgamate with and into General Fusion (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation as General Fusion Inc. (such resulting entity, the “Amalgamated Company”). As of December 31, 2025, General Fusion had a shareholders’ deficiency of $173.8 million and a fully diluted equity structure consisting of approximately 284.7 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants. Prior to the Business Combination, such fully diluted equity structure is expected to increase to approximately 352.9 million shares and share-equivalent instruments, including common shares, redeemable convertible preferred shares, options and warrants and conversion of SAFE into common shares. Upon consummation of the Business Combination, such fully diluted equity structure is expected to convert, based on an equity conversion ratio of approximately 0.1710:1, into approximately 60,000,000 closing units attributable to General Fusion Securityholders, consisting of approximately 44,397,648 New GF Subordinate Voting Shares, 7,294,729 New GF SVS Options and 11,807,664 New GF SVS Warrants. The Transaction Value and related exchange mechanics were established pursuant to the Business Combination Agreement and were not derived from General Fusion’s historical shareholders’ deficiency, as the Transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP.

PIPE Subscription Agreements including Commitment Shares

In connection with the transactions contemplated by the Business Combination Agreement, on January 21, 2026, Spring Valley and General Fusion entered into the PIPE Subscription Agreements with certain PIPE investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed, to purchase an aggregate of 10.6 million units of General Fusion at a discounted subscription price of $10.20 per unit, each unit comprising one General Fusion Convertible Preferred Share (“General Fusion Convertible PIPE Preferred Share”) and one General Fusion PIPE Warrant exercisable for one New GF Subordinate Voting Share at a price of $12.00 per share, for an aggregate purchase price of $107.7 million, in a private placement to be consummated on the Closing Date, prior to the Amalgamation. Upon closing of the Amalgamation, each such General Fusion Convertible PIPE Preferred Share shall be exchanged for one New GF Multiple Voting Share, and each such General Fusion PIPE Warrant shall be exchanged for one New GF PIPE Warrant to acquire one New GF Subordinate Voting Share at a per share exercise price equal to $12.00, subject to adjustment. For more information regarding the key terms of the PIPE Financing, including the shares of General Fusion Convertible PIPE Preferred Shares and General Fusion PIPE Warrants to be issued to the PIPE investors, see the sections entitled “The Business Combination — Related Agreements” included in the Prospectus.

On January 21, 2026, in connection with the PIPE Financing, General Fusion issued 3.5 million General Fusion Class B Common Shares for total proceeds of $0.35 million to the lead PIPE investor (the “Commitment Shares”) which are redeemable if the Business Combination does not close and are convertible into New GF Subordinate Voting Shares on a one-to-one basis, forming 3.5 million New GF Subordinate Voting Shares.

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Treatment of General Fusion Securities

Preferred Conversion: Immediately prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement and the Plan of Arrangement, all of the then issued and outstanding General Fusion Preferred Shares shall automatically convert into General Fusion Common Shares pursuant to the Articles of General Fusion (the “Preferred Conversion”).

SAFE Conversion: Immediately prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, Simple Agreement for Future Equity financing (each a “SAFE”) shall convert into approximately 34,608,482 number of General Fusion Common Shares pursuant to the terms of the SAFEs (the “SAFE Conversion”).

The final amount of General Fusion Common Shares to be issued for the SAFE investment is subject to a formula including the fully diluted shares outstanding of General Fusion at the time of conversion.

General Fusion Common Shares: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement,

•	each then issued and outstanding General Fusion Common Share (other than General Fusion Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for (i) that number of New GF Subordinate Voting Shares equal to the Exchange Ratio for New GF Subordinate Voting Shares, and (ii) that number of New GF Earnout Shares equal to the applicable Exchange Ratio for New GF Earnout Shares; and

•	each then issued and outstanding General Fusion Class B Common Share (other than General Fusion Class B Common Shares in respect of which Dissent Rights have been duly exercised) shall be exchanged for one New GF Subordinate Voting Share.

General Fusion Convertible PIPE Preferred Shares: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Convertible PIPE Preferred Share shall be exchanged for one New GF Multiple Voting Share.

General Fusion Warrants: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Warrant including SAFE Warrants (other than General Fusion PIPE Warrants) shall be exchanged for

i.	a warrant to acquire a number of New GF Subordinate Voting Shares (rounded up to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the Exchange Ratio for New GF Subordinate Voting Shares (each, a “New GF SVS Warrant”);

ii.	a warrant to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class A Earnout Warrant”);

iii.	a warrant to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class B Earnout Warrant”); and

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iv.	a warrant to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Shares subject to the applicable General Fusion Warrant multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class C Earnout Warrant”, and collectively with the New GF Class A Earnout Warrants and the New GF Class B Earnout Warrants, the “New GF Earnout Warrants” and further together with the New GF SVS Warrants, the “New GF Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to:

(1)	in the case of a New GF Exchange Warrant to acquire New GF Subordinate Voting Shares, the quotient of (i) the per share exercise price for the General Fusion Shares subject to the applicable General Fusion Warrant divided by (ii) the Exchange Ratio for New GF Subordinate Voting Shares, and

(2)	in the case of a New GF Exchange Warrant to acquire New GF Earnout Shares, $0.01.

General Fusion Options: On the Closing Date, pursuant to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding General Fusion Option shall be exchanged for:

i.	an option to acquire a number of New GF Subordinate Voting Shares (rounded up to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the Exchange Ratio for New GF Subordinate Voting Shares (each, a “New GF SVS Option”);

ii.	an option to acquire a number of New GF Class A Earnout Shares (rounded down to the nearest whole share), equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class A Earnout Option”);

iii.	an option to acquire a number of New GF Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class B Earnout Option”); and

iv.	an option to acquire a number of New GF Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of General Fusion Class A Common Shares subject to the applicable General Fusion Option multiplied by (2) the applicable Exchange Ratio for New GF Earnout Shares (each, a “New GF Class C Earnout Option”, and collectively with the New GF Class A Earnout Options and the New GF Class B Earnout Options, the “New GF Earnout Options” and further together with the New GF SVS Options, the “New GF Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to:

1)	in the case of a New GF Exchange Option to acquire New GF Subordinate Voting Shares, the quotient of (i) the per share exercise price for the General Fusion Class A Common Shares subject to the applicable General Fusion Option divided by (ii) the Exchange Ratio for New GF Subordinate Voting Shares, and

2)	in the case of a New GF Exchange Option to acquire New GF Earnout Shares, $0.01.

New GF Earnout Shares: As mentioned above, former holders of General Fusion Shares (including holders of General Fusion Preferred Shares), and former holders of General Fusion Options and General Fusion Warrants that are unexpired and outstanding as of immediately prior to the Amalgamation shall be entitled to receive their pro rata share of up to 12,500,000 additional New GF Earnout Shares, New GF Earnout Options and New GF Earnout Warrants (with each New GF Earnout Option and New GF Earnout Warrant exercisable for New GF Earnout Share) issued over a vesting period of five-years based on the achievement of New General Fusion’s share price targets or change of control transaction price targets.

Concurrently with the execution of the Business Combination Agreement, Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”) and Spring Valley have entered into the Sponsor Letter Agreement, pursuant to which, among other things, (a) New General Fusion has agreed to issue to the Sponsor 1,000,000 New GF Earnout Shares on the closing of the transaction in consideration for the surrender for cancellation by the Sponsor of 1,000,000 Spring Valley Class B Common Shares held by the Sponsor; and (b) the Sponsor has agreed to (i) vote all of the Spring Valley Class B Ordinary Shares held by it in favor of each of the Proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 Spring Valley Class B Common Shares to certain investors (and in the amounts) set forth in the Sponsor Letter Agreement.

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The Exchange Ratio for New GF Subordinate Voting Shares is defined in the Business Combination Agreement (rounded to four decimal places) to be the quotient obtained by dividing (i) 600,000,000 divided by $10, by (ii) the General Fusion Outstanding Shares.

The Exchange Ratio for New GF Earnout Shares means (a) in respect of the New GF Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, (b) in respect of the New GF Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares, and (c) in respect of the New GF Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of General Fusion Outstanding Shares.

General Fusion Outstanding Shares means the total number of General Fusion Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of General Fusion Shares subject to General Fusion Options and General Fusion Warrants (except for General Fusion PIPE Warrants), but not taking into account the General Fusion Class B Common Shares or the General Fusion Convertible PIPE Preferred Shares issued in connection with the PIPE Financing.

General Fusion currently estimates that the Exchange Ratio for New GF Subordinate Voting Shares will be approximately 0.1710 and the Exchange Ratio for the New GF Earnout Shares will be approximately 0.0356 at the Amalgamation Effective Time. These ratios are subject to change based on the final fully diluted shares of General Fusion at the time of conversion.

Treatment of Spring Valley Securities

Warrants: On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding Spring Valley Public and Private Warrant shall be exchanged for a warrant to acquire that number of Spring Valley Class A Shares equal to the number of Spring Valley Class A Shares subject to the applicable Spring Valley Public and Private Warrant, at a per share exercise price equal to the per share exercise price for the Spring Valley Public and Private Warrants.

Common Stock: On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of the Business Combination Agreement, each then issued and outstanding Spring Valley Class B Ordinary Share shall automatically convert, on a one-for-one basis, for a Spring Valley Class A Share. Upon the Continuation, each Spring Valley Class A Common Share outstanding immediately prior to the Arrangement shall be exchanged for one fully paid and non-assessable New GF Subordinate Voting Share.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”).

New General Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments and Pre-Amalgamation Transaction Adjustments (“Pre-Amalgamation Adjustments”) in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of New General Fusion upon consummation of the Business Combination and the Pre-Amalgamation Transactions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Business Combination and the Pre-Amalgamation Transactions as if they occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2025 gives effect to the Business Combination and the Pre-Amalgamation Transactions as if they occurred on January 1, 2025, the beginning of the earliest period presented.

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The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2025 includes General Fusion’s results of operations for the year ended December 31, 2025, and Spring Valley’s results of operations for the period from March 12, 2025 (incorporation) to December 31, 2025.

Management has made significant estimates and assumptions in its determination of the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments. The pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments reflecting the Business Combination and the Pre-Amalgamation Transactions are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments, and it is possible that any differences may be material.

Management believes that its assumptions and methodologies provide a reasonable basis for presenting the significant effects of the Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments based on information available to management at this time and that the pro forma Transaction Accounting Adjustments and the Pre-Amalgamation Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. General Fusion and Spring Valley have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•	the audited historical consolidated financial statements of General Fusion as of and for the year ended December 31, 2025, and the related notes thereto, included in the Prospectus;

•	the audited historical financial statements of Spring Valley as of December 31, 2025 and for the period from March 12, 2025 (incorporation) to December 31, 2025, and the related notes thereto, included in the Prospectus; and

•	the sections entitled “Spring Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “General Fusion Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information relating to Spring Valley and General Fusion included in the Prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Pre-Amalgamation Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New GF.

The unaudited pro forma condensed combined financial information is prepared on the basis that New GF’s functional currency and reporting currency is the U.S. dollar.

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3.	Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Spring Valley will be treated as the acquired company for financial reporting purposes; whereas General Fusion will be treated as the accounting acquirer with the net identifiable assets of Spring Valley deemed to have been acquired by General Fusion in exchange for General Fusion Common Shares accompanied by a recapitalization. The net assets of Spring Valley will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of General Fusion.

General Fusion has been determined to be the accounting acquirer and accordingly the Business Combination is treated as an equivalent to an acquisition of Spring Valley accompanied by a recapitalization.

4.	Post-Amalgamation Shareholdings

The following summarizes the pro forma ownership of voting shares of New General Fusion following the Business Combination and the Pre-Amalgamation Transactions on a non-diluted basis including common shares and equity-classified redeemable convertible preferred shares.

Post-Amalgamation Shareholdings	Voting Shares(1,2,3)	% Voting Ownership(1,2,3)
General Fusion shareholders	40,897,648	64
Spring Valley public shareholders	1,924,104	3
Sponsor, Spring Valley Directors, and Lead SAFE investor	6,666,667	10
PIPE investors (including Commitment Shares)	14,056,373	23
Total New GF Voting Shares	63,544,792	100

(1)	Assumes the PIPE Financing is consummated in accordance with its terms for aggregate proceeds of $107.7 million in connection with the issuance of 10,556,373 New GF Multiple Voting Shares issued to the PIPE investors.

(2)	Reflects the issuance of 44,397,648 New GF Subordinate Voting Shares to General Fusion shareholders in connection with the reverse recapitalization. The 60,000,000 Closing Shares represent the aggregate replacement equity issued in the Business Combination on a fully diluted basis, including (i) 7,294,729 New GF SVS Options, and (ii) 11,807,664 New GF SVS Warrants issued to the former holders of General Fusion equity awards and warrants, respectively. Please refer to the subsection entitled “Summary of Proxy Statement/Prospectus — Ownership of New General Fusion after Closing” included in the Prospectus for information on fully dilutive basis.

(3)	Excluded from the table are (i) 10,556,373 New GF PIPE Warrants and (ii) an aggregate of 15,996,064 Spring Valley Public Warrants and Spring Valley Private Warrants.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

A.	Derived from the audited consolidated balance sheet of General Fusion as of December 31, 2025.

B.	Derived from the audited balance sheet of Spring Valley as of December 31, 2025.

Pro forma Transaction Accounting Adjustments and Pre-Amalgamation Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma transaction accounting adjustments and pre-amalgamation adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

(a)	Represents a Pre-Amalgamation Adjustment for the issuance of General Fusion’s SAFEs and SAFE Warrants, in addition to those issued in November and December 2025, for total cash proceeds of $0.2 million recorded in cash and cash equivalents with a corresponding increase to SAFE liabilities and SAFE Warrants. The SAFE liabilities and SAFE warrants were adjusted to their assumed fair values of $0.2 million and $0.1 million immediately before their conversion into New GF Subordinate Voting Shares and New GF Exchange Warrants, resulting in a cumulative fair value adjustment of $0.1 million recorded to accumulated deficit. The valuation is preliminary and subject to change upon finalization.

(b)	Represents the issuance of 10,556,373 General Fusion Convertible PIPE Preferred Shares and 10,556,373 General Fusion PIPE Warrants for $107.7 million expected to close concurrently with the Amalgamation. The adjustment results in an increase in cash and cash equivalents of $107.7 million net of transaction cost of $4.5 million.

The net proceeds are allocated to General Fusion PIPE Warrants based on their fair value of $35.4 million, with the residual value of $69.2 million allocated to General Fusion Convertible PIPE Preferred Shares, net of transaction costs of $3.0 million. The General Fusion Convertible PIPE Preferred Shares are puttable at the option of the holder resulting in classification as temporary equity, whereas the General Fusion PIPE Warrants are classified as liability and carried at fair value. Transaction costs of $1.5 million allocated to the warrant liability were recorded to accumulated deficit. The allocation between the warrant liability and redeemable convertible PIPE preferred shares is based on a preliminary fair valuation of the warrant liability and may be subject to change upon finalization.

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(c)	Represents the issuance of 3,500,000 Commitment Shares on January 21, 2026, representing General Fusion Class B Common Shares to be exchanged on a one-for-one basis, for one New GF Subordinate Voting Share for total proceeds of $0.4 million from the lead PIPE investor. The adjustment results in a $26.3 million increase in common shares recorded at their estimated fair value net of transaction costs of $1.1 million. The fair value is preliminary and subject to change upon finalization. The fair value of the Commitment Shares less the proceeds received, represent a commitment fee paid to the lead PIPE investor for the issuance of General Fusion Convertible PIPE Preferred Shares and General Fusion PIPE Warrants upon closing of the Business Combination. This has been recorded as a decrease to the carrying value of the General Fusion Convertible PIPE Preferred Shares of $17.4 million and an increase to accumulated deficit of $8.6 million representing the amount allocated to warrant liability. An increase of $0.4 million in cash and cash equivalents represents the proceeds from the issuance of the Commitment Shares.

(d)	Represents the adjustment to record the General Fusion Convertible PIPE Preferred Shares at their redemption value, which is assumed to be equal to the original issue price of $12.00 per preferred share as the PIPE Financing is expected to close concurrently with the closing of the Amalgamation. The adjustment results in an increase in redeemable convertible PIPE preferred shares by $54.5 million, a decrease in additional paid-in capital (“APIC”) by $54.5 million.

(e)	Represents transaction costs to be incurred in connection with the Business Combination, which are expected to be settled through $5.5 million in cash.

General Fusion’s estimated total transaction costs are $1.8 million, of which $1.7 million is recorded to APIC as share issuance costs as the transaction will be accounted for as a reverse capitalization. Costs amounting to $0.1 million which are not related to an equity issuance have been recorded to accumulated deficit.

Spring Valley’s estimated total transaction costs of $3.7 million have been recorded to accumulated deficit.

Therefore, the estimated total transaction costs recorded to accumulated deficit amount to $3.8 million.

(f)	Represents the adjustment of $2.7 million to reflect additional General Fusion Preferred Shares issued to the holders of General Fusion Preferred Shares, due to the triggering of the down-round feature immediately before the Amalgamation, which is recorded as a deemed dividend in accumulated deficit.

(g)	Represents the automatic conversion, on a one-to-one basis, of all outstanding shares of General Fusion Preferred Shares, with a carrying amount of $125.6 million, into General Fusion Common Shares.

(h)	Represents the issuance of approximately 34,608,482 General Fusion Common Shares in relation to the conversion of each outstanding SAFE of General Fusion, immediately before the Amalgamation resulting in the derecognition of SAFE liabilities and an increase in common shares of $48.3 million, representing the fair value of the SAFE immediately before conversion. The SAFE liabilities were adjusted to their assumed fair value of $48.3 million immediately before their conversion into New GF Subordinate Voting Shares resulting in a fair value adjustment of $3.7 million recorded to accumulated deficit. The final amount of New GF Subordinate Voting Shares to be issued for the SAFE investment is subject to a formula including the fully diluted shares outstanding of General Fusion at the time of conversion. Upon the closing of the Business Combination, the General Fusion Common Shares will be exchanged for New GF Subordinate Voting Shares based on the Exchange Ratio. The New GF Subordinate Voting Shares attributable to the settlement of the SAFE liabilities are included within General Fusion shareholders Post- Amalgamation Shareholdings of 44,397,648 New GF Voting Shares in Note 4, Post-Amalgamation Shareholdings.

The estimated fair value of the SAFE liabilities was determined using the Probability-Weighted Expected Return Method (“PWERM”). This methodology incorporates management’s assumptions regarding the timing and probability of four mutually exclusive liquidity scenarios: a Special Purpose Acquisition Company (“SPAC”) merger, an Initial Public Offering (“IPO”), a change of control event, and dissolution.

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The PWERM valuation of the SAFE liabilities differs from the implied value per share as it accounts for the possibility of non-SPAC outcomes and the projected timeline for the SPAC merger’s execution. The implied value per share is derived from the formula associated with shares to be issued based on the Transaction Value as defined in the Business Combination Agreement.

(i)	Represents an adjustment to reflect New GF Earnout Shares issued to the General Fusion Shareholders and the Sponsor, which are convertible into New GF Subordinate Voting Shares upon achieving share price or change of control price targets during the term of 5 years. The New GF Earnout Shares are liability classified and are carried at their fair value of $63.4 million with a corresponding amount recorded to APIC. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.

(j)	Represents the exchange of all the SAFE Warrants into New GF Exchange Warrants to acquire New GF Subordinate Voting Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (k) for New GF Earnout Share Warrants. On exchange, General Fusion’s liability- classified SAFE Warrants having fair value of $13.6 million immediately before exchange, were derecognized, with the New GF SVS Warrants for New GF Subordinate Voting Shares classified as equity and therefore recorded in APIC. The SAFE Warrants were adjusted to their assumed fair value of $13.6 million immediately before their exchange resulting in a fair value adjustment of $0.4 million recorded to accumulated deficit. New GF SVS Warrants to acquire New GF Subordinate Voting Shares have the same terms, therefore the fair value of the New GF SVS Warrants is assumed to be equal to the fair value of the SAFE Warrants on exchange resulting in no additional adjustment.

(k)	Represents the adjustment to reflect the estimated fair value of the liability classified New GF Earnout Share Warrants issued to holders of General Fusion Warrants of $16.2 million with corresponding amount recorded to APIC. As the New GF Earnout Warrants are liability classified, they are carried at fair value through profit or loss (“FVTPL”). The underlying New GF Earnout Shares are convertible into New GF Subordinate Voting Shares upon achieving share price or change of control price targets during the term of 5 years. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.

(l)	Represents the exchange of General Fusion Options into New GF Exchange Options to acquire New GF Subordinate Voting Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (m) for New GF Earnout Options. Certain General Fusion Options were previously classified as equity and certain General Fusion Options were previously classified as liabilities. The exchange for New GF SVS Options results in changes in the classification of some of these options. The adjustment results in a i) a reclassification of $0.4 million from APIC to share-based compensation liability due to certain options with exercise prices denominated in Canadian dollars which do not meet the criteria for equity classification, and ii) a reclassification of $15.5 million from share-based compensation liability to APIC due to certain options that meet the criteria for equity classification upon the replacement of options by New GF who has a USD functional currency. New GF SVS Options are exchangeable at the same terms as General Fusion Options and are assumed to be equal to the fair value of General Fusion Options on exchange, resulting in no additional compensation adjustment.

(m)	Reflects the recognition of a liability for the issuance of New GF Earnout Options to General Fusion option holders. The New GF Earnout Options for employees are liability-classified because the underlying New GF Earnout Shares are liability-classified. The adjustment reflects the estimated fair value of the vested liability-classified New GF Earnout Options issued to General Fusion option holders with a corresponding decrease of APIC by $3.3 million. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial statements.

(n)	Reflects the reclassification of the cash and investments held in the Trust Account to cash and cash equivalents, net of direct transaction costs incurred by Spring Valley associated with the transaction.

(o)	Reflects the settlement of Spring Valley’s accrued deferred underwriting fees upon close of the transaction. The liability was settled based on the ultimate redemption percentage for cash of $0.8 million from funds available in the trust account. Cash available in the trust account included $3.8 million in interest earned to the redemption date plus the difference between the $9.2 million of previously accrued deferred underwriting fees, less the cash settlement amount of $0.8 million, which resulted in a $12.2 million credit to accumulated deficit.

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(p)	Represents the elimination of Spring Valley’s historical accumulated deficit upon close of the Business Combination, as a result of the reverse recapitalization of General Fusion. The adjustment results in an $8.3 million decrease in accumulated deficit and corresponding decrease in APIC.

(q)	Represents the conversion, on a one-to-one basis, of all outstanding shares of Spring Valley’s Class B Ordinary Shares issued to the Sponsor, Spring Valley Directors, and Lead SAFE investor (6,666,667 shares) into Spring Valley Class A Shares.

(r)	Assumes that 91.6% (the ultimate redemption percentage) Spring Valley Public Shareholders exercise the redemption rights with respect to their 23,000,000 Spring Valley Class A Shares subject to possible redemption. This adjustment represents the conversion, on a one-to-one basis, of 91.6% of the Spring Valley Class A Shares subject to possible redemption (23,000,000 shares) and Spring Valley Class A Shares held by the Sponsor, Spring Valley Directors, and Lead SAFE investor (6,666,667 shares) into New GF Subordinate Voting Shares resulting in an increase to Common Shares of $19.8 million.

(s)	Represents the adjustment to reclassify negative APIC balance to accumulated deficit by $104.1 million.

(t)	Represents a Pre-Amalgamation Adjustment for the issuance of General Fusion’s Series 1 and Series 3 Class B preferred share warrants (“General Fusion Warrants”) for total proceeds of CAD $5.0 million (USD $3.6 million) under a new commitment from the Strategic Response Fund (“SRF”) as per the terms of an Amended and Restated SRF Contribution Agreement (“Amended and Restated SRF Contribution Agreement”) signed in March 2026, resulting in an increase in the SRF contribution liability of $3.6 million and a corresponding increase in Cash and cash equivalents. The General Fusion Warrants are liability-classified and are measured at FVTPL. On closing of the Amalgamation, the General Fusion Warrants are exchanged for New GF Exchange Warrants to acquire New GF Subordinate Voting Shares and New GF Earnout Shares — see Transaction Accounting Adjustment (k) for New GF Earnout Warrants. New GF SVS Warrants have the same terms as the General Fusion Warrants, therefore, the fair value of New GF SVS Warrants was presumed to be equal to the fair value of General Fusion Warrants resulting in no additional adjustment on exchange.

(u)	Reflects that Spring Valley shareholders have exercised their redemption rights with respect to 21,075,896 Spring Valley Class A Shares at a redemption price of $10.29 per share, or aggregate cash redemptions of approximately $216.8 million. The adjustment resulted in a $0.4 million decrease in additional paid-in capital which reflects the true-up to actual redemption price.

(v)	Reflects interest income of $3.8 million earned on the Investments Held in Trust Account for the period from December 31, 2025 through July 10, 2026, the closing date of the Businses Combination. This adjustment is necessary so that the pro forma redemption payment in adjustment (u), which is calculated as redeeming shareholders' pro rata share of the Trust Account, inclusive of interest thereon, corresponds to the Trust Account's actual balance at the time of redemption.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

A.	Derived from the audited consolidated statement of operations of General Fusion for the year ended December 31, 2025.

B.	Derived from the audited statement of operations of Spring Valley for the period from March 12, 2025 (incorporation) to December 31, 2025.

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Pro forma Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, are as follows:

(aa)	Represents the adjustment to the pro forma condensed combined statement of operations to reverse the income earned from investments held in the Trust Account of $2.8 million for the period ended December 31, 2025.

(bb)	Represents the reversal of the fair value loss recognized on the share-based compensation liability of $5.4 million from the pro forma condensed combined statement of operations for the year ended December 31, 2025, as if the Business Combination consummated at the beginning of the earliest period presented in the statement of operations. This adjustment reflects that, in connection with the close of the Business Combination, certain General Fusion Options were reclassified from liability to equity upon exchange into New GF Exchange Options at the beginning of the earliest period presented resulting in the reversal. Equity-classified options are not subject to fair value remeasurement, so no such gain or loss would have occurred in the period presented.

(cc)	Represents the reversal of the fair value loss recognized on the SAFE liabilities of $10.1 million from the pro forma condensed combined statement of operations for the year ended December 31, 2025, as if the Business Combination consummated at the beginning of the earliest period presented in the statement of operations. This adjustment reflects that, in connection with the close of the Business Combination, the SAFEs were converted into New GF Subordinate Voting Shares and SAFE Warrants exchanged for New GF Exchange Warrants, both of which are equity instruments, at the beginning of the earliest period presented resulting in the reversal of fair value loss. Equity-classified warrants are not subject to fair value remeasurement, so no such gain or loss would have occurred in the period presented.

(dd)	Represents transaction costs to be incurred in connection with the closing of the Amalgamation and issuance of liability classified General Fusion PIPE Warrants, expected to be settled through $5.3 million in cash.

7.	Earnings Per Share

Pro forma basic and diluted net loss per share is presented in the unaudited pro forma condensed combined statement of operations using the weighted average number of shares outstanding during the period adjusted to give effect to the number of shares issued to consummate the transaction assuming the Business Combination occurred on January 1, 2025. As the General Fusion Convertible PIPE Preferred Shares are entitled to paid-in-kind dividends, the two-class method to calculate earnings per share is applied assuming that the General Fusion Convertible PIPE Preferred Shares remain outstanding during the period. Pro forma basic and diluted earnings per share is calculated as follows for the year ended December 31, 2025:

Period Ended December 31, 2025(1)
Expressed in thousands of U.S dollars, except share amounts
Numerator:
Pro forma net loss for the period	$21,630
Less: cumulative undistributed dividends to redeemable convertible PIPE preferred shareholders (2)	13,309
Less: deemed dividend to redeemable convertible preferred shareholders (2)	57,091
Pro forma net loss attributable to common shareholders	92,030
Less: interest expense of convertible notes	(1,127)
Less: gain on revaluation of convertible notes	22,036
Pro forma net loss used in the calculation of diluted net loss per share	$112,939

Denominator:
Weighted average General Fusion common shares	16,322,355
Spring Valley Public Shares	1,924,104
SAFEs	5,860,665
Sponsor, Spring Valley Directors, and Lead SAFE investor shares	6,666,667
Commitment shares	3,500,000

Pro forma weighted average shares outstanding, basic (3)	34,273,791
Convertible debt	2,557,584
Pro forma weighted average shares outstanding, diluted	36,831,375

Pro forma basic net loss per share	$2.69
Pro forma diluted net loss per share	$3.07

(1)	Reflects the actual redemption by Spring Valley Public Shareholders of 21,075,896 Spring Valley Class A Ordinary Shares in connection with the Business Combination, for an aggregate payment of approximately $216.9 million (based on an actual per-share redemption price of approximately $10.29 per share) from the Trust Account, based on funds in the Trust Account as of July 8, 2026. Following such redemptions, 1,924,104 Spring Valley Class A Ordinary Shares remained outstanding.

(2)	Reflects 12% paid-in-kind dividends attributable to General Fusion Convertible PIPE Preferred Shares of $13.3 million for the period ended December 31, 2025 assuming these are outstanding during the period (see note b). Further, upon initial recognition of the convertible PIPE preferred shares on January 1, 2025, $54.5 million was recorded to APIC representing an adjustment to redemption value of the convertible PIPE preferred shares on January 1, 2025 (see note d), and $2.6 million was recorded to accumulated deficit to reflect additional convertible preferred shares issued to General Fusion’s preferred shareholders due to a down-round feature being triggered (see note f), each of which both adjustments are treated as a deemed dividend under the two-class method.

(3)	The calculation of pro forma basic and diluted net loss per share excludes the impact of warrants and options issued as Pre-Amalgamation Transactions. Outstanding General Fusion Warrants, Spring Valley Public Warrants and Spring Valley Private Warrants, General Fusion PIPE Warrants, and General Fusion Options are anti-dilutive and are not included in the calculation of diluted net loss per share. As of December 31, 2025, there are 7,666,667 Spring Valley Public Warrants, 7,046,111 Spring Valley Private Warrants, 10,556,373 General Fusion PIPE Warrants, and 4,973,651 General Fusion Options outstanding. Additionally, 13,500,000 potentially dilutive New GF Earnout Shares issuable upon closing of the Business Combination were excluded from the computation of pro forma basic net loss per share and diluted net loss per share because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

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